Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HMH HOLDING INC.

HMH Holding Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as it currently exists or may hereafter be amended, the “DGCL”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on April 29, 2024.

2. This Amended and Restated Certificate of Incorporation, which restates, integrates and also further amends the Original Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by an authorized officer of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL. References to this “Certificate of Incorporation” herein refer to this Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and/or otherwise modified from time to time (including by any Preferred Stock Designation as defined in this Certificate of Incorporation).

3. The Original Certificate of Incorporation is hereby amended, integrated and restated in its entirety to read as follows:

ARTICLE 1

NAME

The name of the Corporation is HMH Holding Inc.

ARTICLE 2

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE 4

CAPITALIZATION

Section 4.1. Number of Shares.

(a) The total number of shares of stock that the Corporation shall have the authority to issue is 1,510,000,000 shares of stock, consisting of the following three classes of capital stock:

(i) 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”);

(ii) 1,000,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”); and

(iii) 500,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

Immediately upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each share of stock of the Corporation outstanding or held by HMH Holding B.V., formerly known as MHH Holding B.V., as of immediately prior to the Effective Time shall be automatically cancelled for no consideration.

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock, Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for the exercise of outstanding options or warrants or conversion of any authorized and outstanding convertible securities) without a separate class vote of the holders of Preferred Stock, Class A Common Stock or Class B Common Stock and irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto). For purposes of this Certificate of Incorporation, “beneficial ownership” of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. The term “beneficially own” shall have the correlative meaning.

Section 4.2. Provisions Relating to Preferred Stock.

(a) Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges, rights, qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).

(b) Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more series, and with respect to each series of Preferred Stock, to fix and state by the Preferred Stock Designation the designations and powers, preferences, privileges, rights, qualifications, limitations and restrictions relating to the series of Preferred Stock, including, but not limited to, the following:

(i) whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate series either alone or together with the holders of one or more other classes or series of stock;

(ii) the number of shares to constitute the series and the designation thereof;

(iii) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(iv) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable or issuable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, the dividend rate, if any, whether dividends, if any, are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends, if any, are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends, if any, shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends, if any, shall accumulate;

(vii) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii) whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable or redeemable for, the shares of any class or classes or of any other series of the same or any other class or classes or series of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange or redemption may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix) such other powers, preferences, privileges and rights, protective provisions and qualifications, limitations and restrictions with respect to any series as may to the Board seem advisable.

(c) The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. Unless otherwise provided in the Preferred Stock Designation, the Board may decrease the number of shares of the Preferred Stock designated for any existing series by a resolution subtracting from such series authorized and unissued shares of the Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

Section 4.3. Provisions Relating to Common Stock.

(a)  Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each share of Common Stock shall have the same rights, privileges, preferences and powers, rank equally (including as to dividends and distributions), and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation, share ratably. The rights, privileges, preferences and powers of the Common Stock shall be subject to the express terms of any series of Preferred Stock as may be designated by the Board and outstanding from time to time. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share on all matters to which stockholders are entitled to vote, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which stockholders are entitled to vote and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders, other than as provided by applicable law or in any Preferred Stock Designation. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. The holders of Common Stock shall vote together as a single class on all actions to be taken by the stockholders of the Corporation (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class) except (i) as otherwise required in this Certificate of Incorporation (including any Preferred Stock Designation) and (ii) as otherwise required by applicable law. Cumulative voting shall not be allowed.

(b) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Class A Common Stock or Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any

Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c) Subject to the prior rights and preferences, if any, applicable to any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor. Dividends shall not be declared or paid on the Class B Common Stock unless the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock. If a dividend is declared on the Class A Common Stock or the Class B Common Stock that is payable in shares of Common Stock, or securities convertible or exercisable into or exchangeable or redeemable for Common Stock in accordance with this Section 4.3(c), such dividends shall also be declared on the other class of Common Stock in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible or exercisable into or exchangeable or redeemable for the same number of shares (or fraction thereof; provided such dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class A Common Stock) and the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock). Notwithstanding the foregoing sentence, the Board of Directors may treat the holders of Class A Common Stock or Class B Common Stock differently with respect to dividends paid in shares of Common Stock (including by only paying a dividend on one such class or paying a different or disparate dividend to each such class including with respect to the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) if such disparate treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, subdivided, combined or reclassified unless the outstanding shares of the other class shall be concurrently proportionately split, subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record or effective date for such split, division or combination or reclassification; provided, however, that shares of one such class may be split, subdivided, combined or reclassified in a different or disproportionate manner if such split, subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of any outstanding series of Preferred Stock, and subject to the right of participation, if any, of the holders of shares of Preferred Stock in any dividends, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (D), shall not be deemed to be occasioned by or to include any consolidation, reorganization, merger or similar form of business transaction directly or indirectly (through one or more intermediaries) involving the Corporation or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e) Shares of Class B Common Stock may be transferred only (i) to any Permitted Transferee or (ii) in connection with the exchange of such shares of Class B Common Stock for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Exchange Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Exchange Agreement”). “Permitted Transferee” means, with respect to (i) Baker Hughes Holdings LLC (“Baker Hughes”), Baker Hughes Company and any of its direct or indirect wholly owned subsidiaries and (ii) Akastor AS and Mercury HoldCo Inc. (together, “Akastor”), Akastor ASA and any of its direct or indirect wholly owned subsidiaries. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the redemption of all outstanding Exchange Shares (as defined in the Exchange Agreement) for shares of Class A Common Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption by delivery of cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the Exchange Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the Exchange Agreement, be validly issued, fully paid and non-assessable.

(f) No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

ARTICLE 5

DIRECTORS

Section 5.1. Term and Number.

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(b) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as specified in the related Preferred Stock Designation, if any, directors shall be elected at each annual meeting of stockholders for a term of office to expire at the following annual meeting of stockholders, with each director to hold office until their successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, disability, resignation, retirement, disqualification or removal.

(c) Upon the effectiveness of this Certificate of Incorporation, the Board shall consist of seven directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall thereafter be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board; provided that any increase (other than an increase to add directors that qualify as “independent directors” to the extent necessary to comply with applicable law and the rules of The Nasdaq Global Select Market or other national securities exchange or interdealer quotation system on which the Common Stock is at any time listed or quoted) or decrease to the size of the Board shall require, in addition to any other vote or approval required pursuant to this Section 5.1(c), the affirmative vote of a director designated for nomination by each Principal Stockholder if such Principal Stockholder is then entitled to designate for nomination at least one director pursuant to paragraph (d) below. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. For purposes of the Certificate of Incorporation, the term “Principal Stockholder” shall mean each of Baker Hughes and Akastor, and the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

(d) The rights of the Principal Stockholders to designate directors for nomination shall be as follows:

(i) So long as Baker Hughes and its Affiliates collectively beneficially own (i) at least 8,800,000 shares of Common Stock, Baker Hughes shall be entitled to designate for nomination two directors; and (ii) at least 4,400,000 but less than 8,800,000 shares of Common Stock, Baker Hughes shall be entitled to designate for nomination one director. Baker Hughes shall not be entitled to designate for nomination any directors pursuant to this paragraph (d) at any time Baker Hughes and its Affiliates collectively beneficially own less than 4,400,000 shares of Common Stock.

(ii) So long as Akastor and its Affiliates collectively beneficially own (i) at least 8,800,000 shares of Common Stock, Akastor shall be entitled to designate for nomination two directors; and (ii) at least 4,400,000 but less than 8,800,000 shares of Common Stock, Akastor shall be entitled to designate for nomination one director. Akastor shall not be entitled to designate for nomination any directors pursuant to this paragraph (d) if at any time Akastor and its Affiliates collectively beneficially own less than 4,400,000 shares of Common Stock.

(iii) For purposes of this paragraph (d), “Affiliate” means, with respect to each Principal Stockholder, any other entity which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Principal Stockholder (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise). For the avoidance of doubt, neither the Corporation nor any of its subsidiaries shall constitute an Affiliate of Baker Hughes or Akastor.

Section 5.2. Vacancies.

(a) Subject to applicable law, the rights of the holders of any series of Preferred Stock then outstanding and paragraph (b) below, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, retirement, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.

(b) In the event that any director designated for nomination by a Principal Stockholder pursuant to Section 5.1(d) is removed (for any reason) or shall have resigned or become unable to serve, the Principal Stockholder who had the power to designate for nomination such director shall have the exclusive power to fill such vacancy; but if a director designated by a Principal Stockholder resigns and such Principal Stockholder is not then entitled based on the Common Stock beneficially owned by such Principal Stockholder to designate for nomination a candidate for such director position pursuant to Section 5.1(d), such vacant director position shall be filled by the Board, after considering the recommendation of the Nominating and Governance Committee.

(c) Any director elected to fill a vacancy or a newly created directorship shall hold office until the first meeting of stockholders held after their election and until such director’s successor is elected and qualified or until such director’s earlier death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

Section 5.3. Removal. Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Certificate of Incorporation (including any Preferred Stock Designation), the stockholders holding a majority in voting power of the shares then entitled to vote at an election of directors may remove any director from office with or without cause.

Section 5.4. Additional Preferred Stock Directors. During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (A) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (B) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such additional director’s earlier death, disability, resignation, retirement, disqualification or removal. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, disability, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such additional director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.5. Committees. The Board may designate and appoint from among its members one or more committees, which may have one or more members, and may designate one or more of its members as alternate members, who may, subject to any limitations imposed by the Board, replace absent or disqualified members at any meeting of such committee. Except as set forth in this paragraph, the stockholders of the Corporation shall have no power to appoint or remove directors as members of committees of the Board, nor to abrogate the power of the Board to establish any such committees or the power of any such committee to exercise the powers and authority of the Board. If the Corporation shall establish any committee of the Board other than the Audit Committee, Compensation Committee or Nominating and Governance Committee (an “Additional Committee”), then, subject to any requirements under applicable law or stock exchange rules, such Additional Committee shall include at least one director designated for nomination by such Principal Stockholder (but only if such Principal Stockholder is then entitled to designate for nomination at least one director pursuant to Section 5.1(d)) unless such Principal Stockholder otherwise consents in writing.

ARTICLE 6

STOCKHOLDER ACTION

Section 6.1. Stockholder Consents.

(a) Prior to the date on which the Principal Stockholders are no longer entitled to collectively designate for nomination at least three directors to the Board pursuant to Section 5.1(d) (the “Trigger Date”), any action required or permitted to be taken at any meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of the stockholders if a consent or consents, setting forth the action so taken, is or are signed by the holders of outstanding stock not having less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consent or consents are delivered to the Corporation.

(b) On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent of such stockholders.

ARTICLE 7

SPECIAL MEETINGS

Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or, pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board, by the Board. The Board shall fix the date, time and place, if any, of such special meeting. Subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation shall not have the power to call or request a special meeting of stockholders of the Corporation. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

ARTICLE 8

BYLAWS

In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board shall require the approval of a majority of the Whole Board. Stockholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, the bylaws of the Corporation may be adopted, altered, amended or repealed by the stockholders of the Corporation only by the affirmative vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. Any alteration, amendment or repeal of the bylaws of the Corporation by the stockholders that relates to the size of the Board shall require the affirmative vote of each Principal Stockholder who is then entitled to designate for nomination at least one director pursuant to Section 5.1(d). The bylaws of the Corporation shall not contain any provision inconsistent with this Certificate of Incorporation. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE 9

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. Any amendment, repeal or modification of this Article 9 that purports to limit the liability of a director or officer shall be prospective only and shall not affect any limitation on liability of a director or officer, as applicable, for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ARTICLE 10

CORPORATE OPPORTUNITY

Section 10.1. Corporate Opportunity.

(a) Subject to Section 10.1(b), to the fullest extent permitted by law, no Principal Stockholder shall have any duty to refrain from (1) engaging in the same or similar activities or lines of business in which the Corporation is engaging or proposes to engage, (2) doing business with any client, customer or vendor of the Corporation, or (3) otherwise competing, directly or indirectly, with the Corporation or any Affiliated Company thereof and (except as provided in Section 10.1(b)) none of the Principal Stockholders or any officer, director and/or employee thereof shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of such Principal Stockholder’s engaging in any such activity. Except as otherwise agreed in writing between the Corporation and the applicable Principal Stockholder, in the event that a Principal Stockholder acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such Principal Stockholder, such Principal Stockholder shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such Principal Stockholder acts in a manner consistent with the following policy: if such Principal Stockholder acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such Principal Stockholder, such corporate opportunity shall belong to such Principal Stockholder unless such opportunity was expressly offered to such Principal Stockholder in its capacity as a stockholder of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, such Principal Stockholder shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that such Principal Stockholder acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

(b) Except as otherwise agreed in writing between the Corporation and the applicable Principal Stockholder, in the event that a director and/or officer of the Corporation who is also a director, officer and/or employee of such Principal Stockholder acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such Principal Stockholder, such director and/or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director and/or officer acts in a manner consistent with the following policy:

(i) such a corporate opportunity offered to any person who is a director but not an officer or employee of the Corporation and who is also a director, officer and/or employee of such Principal Stockholder shall belong to the Corporation only if such opportunity is expressly offered to such person in his or her capacity as a director of the Corporation and otherwise shall belong to such Principal Stockholder; and

(ii) such a corporate opportunity offered to any person who is an officer or employee of the Corporation and who is also a director, officer and/or employee of a Principal Stockholder shall belong to the Corporation unless such opportunity is expressly offered to such person in his or her capacity as a director, officer and/or employee of such Principal Stockholder, in which case such opportunity shall belong to such Principal Stockholder.

(c) For purposes of this Section 10.1, (1) “Affiliated Company,” in respect of the Corporation, shall mean any entity controlled by the Corporation (for the purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise) and (2) “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are opportunities in which the Corporation, but for subsections (a) and (b) of this Section 10.1, would have an interest or a reasonable expectancy.

(d) To the fullest extent permitted by law, any person holding, purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 10.

ARTICLE 11

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for the provisions of this Article 11, apply to the Corporation; and (b) neither of the Principal Stockholders (including, for each Principal Stockholder, its Permitted Transferees) own (as defined in Section 203) shares of capital stock of the Corporation representing at least fifteen percent (15%) of the voting power of all the then outstanding shares of capital stock of the Corporation, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

ARTICLE 12

AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 12.1. Amendments.

(a) The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

(b) Notwithstanding any other provision of this Certificate of Incorporation (and in addition to any other vote that may be required by applicable law or this Certificate of Incorporation), the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal Articles 6, 8, 9, 10 or 12 of this Certificate of Incorporation.

(c) Notwithstanding any other provision of this Certificate of Incorporation (and in addition to any other vote that may be required by applicable law or this Certificate of Incorporation), the affirmative vote of any Principal Stockholder with the power to designate for nomination at least one director pursuant to Section 5.1(d) shall be required to amend, alter or repeal (whether by merger, consolidation, conversion or otherwise) Sections 4.3(e), 5.1(c), 5.1(d), 5.2(b), the last sentence of Section 5.5, and the fourth sentence of Article 8.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of April 2, 2026.

HMH HOLDING INC.

By:	/s/ Eirik Bergsvik

Name:	Eirik Bergsvik
Title:	Chief Executive Officer

Signature Page to Amended and Restated Certificate of Incorporation